Exhibit 10.2

Avatech Solutions, Inc.

Management Incentive Compensation Plan Targets for FY 2007

	Target IC at Plan
	% of Salary	Amount
Donald R (“Scotty”) Walsh	75%	$225,000
Scott Harris	50%	$130,000
Larry Rychlak	33%	$70,950

		$425,950

A: 75% of Incentive Compensation (IC) based on EPS*

B: 25% of IC based on achieving Service revenue objective

50%	of A earned at EPS	$0.18
60%	of A earned at EPS	$0.19
70%	of A earned at EPS	$0.20
80%	of A earned at EPS	$0.21
90%	of A earned at EPS	$0.22
100%	of A earned at EPS	$0.23
*	Numbers to be adjusted if acquisition completed using pooling accounting
50%	of B earned at $9,000,000 in Service Revenue
100%	of B earned at $10,300,000 in Service Revenue
	Pro rata percent for amount between $9,000,000 and $10,300,000

Incentive compensation will be paid upon completion of FY 2007 audit

The Incentive Compensation Plan will also provide for an over achievement increase in the IC pool of $20,000 for each $.01 EPS above $.23.